MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 4, 2019

MTS REPORTS FISCAL 2019 FIRST QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - February 4, 2019 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test and simulation systems and sensors, today reported financial results for its fiscal year 2019 first quarter ended December 29, 2018.

FIRST QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢ Revenues of $203.2 million, including year-over-year growth in both Test & Simulation and Sensors

➢	GAAP diluted earnings per share of $0.54, a decline of $1.18 year-over-year due to the prior year impact of the Tax Act

➢	Backlog of $514.7 million, a year-over-year increase of 45%, driven by strong orders growth across both business units

➢	Closed $80 million acquisition of E2M Technologies B.V. (E2M), a leading simulation company based in Amsterdam, Netherlands

➢	Declared 148th consecutive quarterly dividend

FINANCIAL TABLE

	Three Months Ended
(in thousands, except per share data - unaudited)	December 29, 2018	December 30, 2017
Revenue	$203,181	$194,162
Revenue % increase (decrease)[1]	4.6%	(2.6)%
Gross margin	38.5%	40.1%
Operating margin	8.8%	8.5%
Earnings before taxes	11,197	9,470
Net income	10,501	33,151
Diluted earnings per share	0.54	1.72
Adjusted diluted earnings per share[2]	0.59	1.73
Adjusted EBITDA[2]	30,102	26,878
Cash and cash equivalents, end of period	70,438	94,071
Backlog, end of period	514,705	355,244
Total debt, end of period	466,048	442,047

[1]	Revenue growth rates in fiscal year 2019 reflect the acquisition of E2M that occurred on November 21, 2018.

[2]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY - DR. JEFF GRAVES, PRESIDENT AND CHIEF EXECUTIVE OFFICER

"We continue to execute on our growth and diversification strategy, as we capitalize on our expanding opportunities in Sensors, Test Services and Test equipment targeted toward the materials and structures sectors, as well as new market opportunities from our acquisition of E2M late in our first quarter. The success of these efforts is reflected in our strong year-over-year orders performance and an outstanding backlog position of $515 million, which far exceeded not only our prior year position, but also our fiscal year 2018 year-end backlog of $415 million.

Our Sensors business achieved another record orders level of $98 million in the quarter, representing a book-to-bill of 1.26, in part driven by the second purchase order associated with our U.S. Department of Defense contract.

Our Test & Simulation business delivered nearly 15% orders growth year-over-year, driven by our strong technology position associated with advanced materials test systems, as well as structural test systems which simulate seismic events and other unique operating environments for civil infrastructure and wind energy systems. In addition, E2M, with their excellent technology position and approvals, brings us continued opportunity for exciting growth in the flight simulation and entertainment markets.

Given the volume and quality of the orders we experienced in our first quarter of the fiscal year and our record backlog position, we are confident in our ability to deliver on our commitments to growth and expanded profitability in fiscal year 2019 and beyond."

HIGHLIGHTS FOR THE 2019 FIRST FISCAL QUARTER

Revenue
Revenue was $203.2 million, up 4.6% compared to the same prior year period, driven broadly by growth in both business units, along with approximately one month contribution from the acquisition of E2M which closed in late November 2018.

Orders
Test & Simulation orders for the quarter were $125.1 million, up 14.6% compared to the same prior year period, driven primarily by a large order in the structures sector of our Test & Simulation business with increased demand across all market sectors, and particularly strong growth in the Americas region.

Sensors orders for the quarter were $98.2 million, representing a 27.8% increase over the same prior year period. This growth shows continued strength in our Sensors test and position sectors and was driven incrementally by the second purchase order associated with the U.S. Department of Defense, which was funded up to an additional $20 million in the quarter, as well as continued demand for our position sensors.

Earnings Before Taxes
Earnings before taxes of $11.2 million was up $1.7 million compared to the same prior year period. This earnings increase was driven by lower Test & Simulation operating expenses and growth in Test & Simulation gross profit, partially offset by $0.8 million of acquisition-related expenses and a $0.4 million acquisition inventory fair value adjustment. Efforts to reduce our operating expenses resulted in a $1.1 million reduction compared to the same prior year period. Excluding acquisition-related costs, operating expenses declined $1.9 million.

Net Income and Diluted Earnings Per Share
Diluted earnings per share was $0.54 compared to $1.72 in the same prior year period on net income of $10.5 million and $33.2 million, respectively. First quarter of fiscal year 2019 results were impacted by $0.04 of non-recurring costs associated with the acquisition inventory fair value adjustment and acquisition-related expenses. Conversely, results for the first quarter of fiscal year 2018 reflect a reduction in the effective tax rate and discrete benefits stemming from the Tax Cuts and Jobs Act of 2017 (the Tax Act). The Tax Act provided a $0.07 benefit in the first quarter of fiscal year 2019, as compared to a $1.32 benefit in the first quarter of fiscal 2018.

MTS News Release

Adjusted EBITDA
Adjusted EBITDA of $30.1 million grew 12.0% from the same prior year period. This growth was primarily due to lower Test & Simulation operating expenses, higher Test & Simulation gross profit and approximately one month contribution from the acquisition of E2M. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit C of this earnings release.

Capital Structure
During the quarter, our total debt balance increased by $77.7 million, primarily due to the acquisition of E2M which closed in late November and was financed by drawing approximately $80 million on our Revolving Credit Facility. In addition, we made $3.7 million of mandatory debt payments during the first quarter of fiscal year 2019. With the expected Adjusted EBITDA growth from E2M and our strong backlog position at the end of the quarter, we anticipate a net reduction in our leverage ratio between now and the end of fiscal year 2019.

Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on December 31, 2018 to shareholders of record as of the close of business on December 17, 2018. This was our 148th consecutive quarterly dividend.

OUTLOOK

Test & Simulation Business
Overall, the outlook in our Test & Simulation business remains positive, particularly in our core markets of materials and structures, test services and the broad based need for intelligent machines that can simulate complex operating environments. The addition of E2M brings to us exposure to flight simulation, entertainment and other advanced simulation markets that will further expand our growth opportunities for this business. The underlying growth drivers include the rapidly growing application of advanced carbon fiber composites in flight and ground vehicles, continued growth in the use of additive manufacturing, and expansion in wind energy and civil infrastructure that is more resistant to damage from powerful earthquake, sea and storm events. In addition to our exciting growth opportunities, we continue to invest in operational efficiency initiatives to improve profitability and in new products and technologies to generate the highest demand for Test & Simulation products and services in the coming year.

Sensors Business
Strong demand in the Sensors business is anticipated to continue during fiscal year 2019 across all sectors, driven by accelerating new product introductions across all major markets and geographies, and expanded opportunities associated with the U.S. Department of Defense. This combination of positive factors is expected to yield annual, double-digit top line growth, along with Adjusted EBITDA expansion for the Sensors business in fiscal year 2019.

Consolidated
Based on these factors, we maintain our expected outlook for fiscal year 2019 including:

Metric	Current Outlook
Revenue	$830 million to $870 million
Adjusted EBITDA	$122 million to $142 million
Diluted earnings per share	$2.30 to $2.60
Adjusted diluted earnings per share	$2.42 to $2.72

The above outlook includes:

•	$8.5 million to $11.0 million for stock-based compensation, restructuring expenses, acquisition-related expenses and acquisition fair value inventory adjustment;

•	Our acquisition of E2M, in addition to the slightly positive effects of the implementation of the new revenue recognition standard as compared to the previous standard; and

MTS News Release

•	An anticipated effective tax rate, excluding discrete tax items, of 15-19% for fiscal year 2019.

A reconciliation of Adjusted EBITDA and Adjusted diluted earnings per share, non-GAAP financial measures, to net income, the most directly comparable GAAP financial measure, for the above outlook is included in Exhibit E and F of this earnings release, respectively.

FIRST QUARTER CONFERENCE CALL

As announced on January 21, 2019, a conference call will be held on February 4, 2019 (today), at 11:00 a.m. ET (10:00 a.m. CT). Dr. Jeffrey A. Graves, President and Chief Executive Officer, and Brian T. Ross, Senior Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-888-220-8474 (international toll +1-720-452-9217) and reference the conference pass code 8744810. Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, February 11, 2019. Call toll free +1-888-203-1112 and reference the conference pass code 8744810.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on February 5, 2019.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,400 employees as of September 29, 2018 and revenue of $778 million for the fiscal year ended September 29, 2018. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment (Adjusted EBITDA) is useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA and Adjusted EBITDA are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to EBITDA.

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of the Company's strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired plus cash proceeds from sale of property and equipment.

MTS News Release

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D, E and F of this earnings release.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test & Simulation sectors and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT

Brian Ross
Senior Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended
	December 29, 2018	December 30, 2017

Revenue
Product	$175,078	$169,241
Service	28,103	24,921
Total revenue	203,181	194,162
Cost of sales
Product	108,168	100,494
Service	16,708	15,740
Total cost of sales	124,876	116,234
Gross profit	78,305	77,928
Gross margin	38.5%	40.1%

Operating expenses
Selling and marketing	32,089	32,028
General and administrative	21,078	20,562
Research and development	7,172	8,841
Total operating expenses	60,339	61,431

Income from operations	17,966	16,497
Operating margin	8.8%	8.5%

Interest expense, net	(6,818)	(6,804)
Other income (expense), net	49	(223)

Income before income taxes	11,197	9,470
Income tax provision (benefit)	696	(23,681)
Net income	$10,501	$33,151

Earnings per share
Basic
Earnings per share	$0.55	$1.73
Weighted average common shares outstanding	19,216	19,124

Diluted
Earnings per share	$0.54	$1.72
Weighted average common shares outstanding	19,556	19,254

Dividends declared per share	$0.30	$0.30

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	December 29, 2018	September 29, 2018
ASSETS

Current assets
Cash and cash equivalents	$70,438	$71,804
Accounts receivable, net	115,384	122,243
Unbilled accounts receivable, net	60,656	70,474
Inventories, net	183,465	139,109
Other current assets	30,085	24,572
Total current assets	460,028	428,202

Property and equipment, net	89,266	90,269

Goodwill	402,152	369,275
Intangible assets, net	288,076	246,138
Other long-term assets	8,342	5,512
Total assets	$1,247,864	$1,139,396

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$30,462	$32,738
Accounts payable	49,191	47,886
Advance payments from customers	101,367	80,131
Other accrued liabilities	76,247	78,358
Total current liabilities	257,267	239,113

Long-term debt, less current maturities, net	435,586	355,640
Other long-term liabilities	81,676	66,711
Total liabilities	774,529	661,464

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
17,872 and 17,856 shares issued and outstanding as
of December 29, 2018 and September 29, 2018, respectively	4,468	4,464
Additional paid-in capital	173,065	171,407
Retained earnings	299,493	300,585
Accumulated other comprehensive income (loss)	(3,691)	1,476
Total shareholders' equity	473,335	477,932
Total liabilities and shareholders' equity	$1,247,864	$1,139,396

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended
	December 29, 2018	December 30, 2017

Cash Flows from Operating Activities
Net income	$10,501	$33,151
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	1,794	1,622
Fair value adjustment to acquired inventory	445	—
Depreciation and amortization	8,960	8,736
(Gain) loss on sale or disposal of property and equipment	161	67
Amortization of financing fees	1,060	1,310
Deferred income taxes	(1,258)	(30,352)
Other	428	724
Changes in operating assets and liabilities	(11,460)	(6,035)
Net Cash Provided by (Used in) Operating Activities	10,631	9,223

Cash Flows from Investing Activities
Purchases of property and equipment	(3,773)	(2,801)
Proceeds from sale of property and equipment	10	69
Purchases of business, net of cash acquired	(78,032)	—
Other	(285)	—
Net Cash Provided by (Used in) Investing Activities	(82,080)	(2,732)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	80,391	—
Payments on financing arrangements, net	(4,119)	(16,897)
Cash dividends	(5,359)	(5,330)
Proceeds from exercise of stock options and employee stock purchase plan	38	212
Payments to purchase and retire common stock	(356)	(744)
Net Cash Provided by (Used in) Financing Activities	70,595	(22,759)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(512)	1,606
Cash and Cash Equivalents
Increase (decrease) during the period	(1,366)	(14,662)
Balance, beginning of period	71,804	108,733
Balance, End of Period	$70,438	$94,071

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Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	December 29, 2018	December 30, 2017	% Variance
Test & Simulation Segment
Revenue	$125,560	$118,203	6%
Cost of sales	86,015	79,064	9%
Gross profit	39,545	39,139	1%
Gross margin	31.5%	33.1%

Operating expenses	32,214	33,530	(4)%

Income from operations	$7,331	$5,609	31%

Sensors Segment
Revenue	$77,950	$75,959	3%
Cost of sales	39,191	37,170	5%
Gross profit	38,759	38,789	—%
Gross margin	49.7%	51.1%

Operating expenses	28,125	27,901	1%

Income from operations	$10,634	$10,888	(2)%

Intersegment Eliminations
Revenue	$(329)	$—
Cost of sales	(330)	—
Gross profit	1	—

Income (loss) from operations	$1	$—

Total Company
Revenue	$203,181	$194,162	5%
Cost of sales	124,876	116,234	7%
Gross profit	78,305	77,928	—%
Gross margin	38.5%	40.1%

Operating expenses	60,339	61,431	(2)%

Income from operations	$17,966	$16,497	9%

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Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition-Related
and Acquisition Inventory Fair Value Adjustment Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	December 29, 2018			December 30, 2017
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$11,197	$696	$10,501	$9,470	$(23,681)	$33,151
Restructuring expenses [1]	130	33	97	246	62	184
Acquisition-related expenses [2]	773	162	611	—	—	—
Acquisition inventory fair value adjustment [1]	445	67	378	—	—	—
Adjusted net income [3]	$12,545	$958	$11,587	$9,716	$(23,619)	$33,335

Weighted average diluted common shares outstanding			19,556			19,254

Diluted earnings per share	$0.58	$0.04	$0.54	$0.49	$(1.23)	$1.72
Impact of restructuring expenses	0.01	—	0.01	0.01	—	0.01
Impact of acquisition-related expenses	0.03	0.01	0.02	—	—	—
Impact of acquisition inventory fair value adjustment	0.02	—	0.02	—	—	—
Adjusted diluted earnings per share[3]	$0.64	$0.05	$0.59	$0.50	$(1.23)	$1.73

1 In determining the tax impact of restructuring expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

2 In determining the tax impact of acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

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Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended
	December 29, 2018	December 30, 2017
Net income	$10,501	$33,151
Income tax provision (benefit)	696	(23,681)
Interest expense, net	6,818	6,804
Depreciation and amortization	8,960	8,736
EBITDA [1]	26,975	25,010

Stock-based compensation	1,794	1,622
Restructuring expenses	130	246
Acquisition-related expenses [2]	758	—
Acquisition inventory fair value adjustment	445	—
Adjusted EBITDA [1]	$30,102	$26,878

[1] Denotes non-GAAP financial measure.

[2] Acquisition-related expenses were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line.

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Exhibit D
MTS SYSTEMS CORPORATION
Free Cash Flow
(unaudited - in thousands)

	Three Months Ended
	December 29, 2018	December 30, 2017
Net Cash Provided by (Used in) Operating Activities	$10,631	$9,223
Purchases of property and equipment	(3,773)	(2,801)
Proceeds from sale of property and equipment	10	69
Free cash flow[1]	$6,868	$6,491

[1] Denotes non-GAAP financial measures.

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Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 28, 2019
	Low	High
Net income	$44,500	$50,000
Income tax provision (benefit)	7,000	11,000
Interest expense, net	26,000	28,000
Depreciation and amortization	36,000	42,000
EBITDA[1]	113,500	131,000

Stock-based compensation and non-recurring expenses[2]	8,500	11,000
Adjusted EBITDA[1]	$122,000	$142,000

[1] Denotes non-GAAP financial measure.

[2] Includes pre-tax forecast expenses for stock-based compensation, restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment.

MTS News Release

Exhibit F
MTS SYSTEMS CORPORATION
Reconciliation of Diluted Earnings per Share and Adjusted Diluted Earnings per Share - Outlook
(unaudited - in thousands)

	Twelve Months Ending
	September 28, 2019
	Low	High
Net income[1]	$44,500	$50,000
Non-recurring expenses [2]	2,250	2,300
Adjusted net income [3]	$46,750	$52,300

Weighted average diluted common shares outstanding	19,350	19,250

Diluted earnings per share	$2.30	$2.60
Impact of non-recurring expenses[2]	0.12	0.12
Adjusted diluted earnings per share	$2.42	$2.72

[1] Refer to Exhibit E for tax impact on net income guidance.

[2] Includes forecast expenses for restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment.

[3] Applied anticipated tax rate, excluding discrete tax items, of approximately 15-19%.